                                                                   Exhibit 99(p)

                         MANUFACTURERS INVESTMENT TRUST
                     MULTICLASS PLAN PURSUANT TO RULE 18F-3
                    UNDER THE INVESTMENT COMPANY ACT OF 1940


I. Background

     This multiclass plan (the "Plan") pertains to the issuance by the Manufacturers Investment Trust (the "Trust") on behalf of the investment portfolios listed on Schedule A hereto (each a "Portfolio") of classes of shares of beneficial interest and is being adopted by the Trust pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act").

II. Classes

     Each Portfolio may issue two classes of shares: Class A shares and Class B shares, which shall have the same rights and obligations, except as otherwise indicated in this Plan.

III. Sales Charges

     Both Class A and Class B shares are sold at net asset value without a front end sales charge or contingent deferred sales charge.

IV. Distribution and Service Fees

     Both Class A shares and Class B shares may pay a distribution and services fee pursuant to a plan adopted pursuant to Rule 12b-1 under the 1940 Act
("Rule 12b-1 Plan"). Class A shares of each Portfolio pay the fee at an annual rate of up to 0.25% of the net assets of the Portfolio attributable to Class A shares. Class B shares of each Portfolio pay the fee at an annual rate of up to 0.50% of the net assets of the Portfolio attributable to Class B shares.

V. Exchange and Conversion Features

     Class A shares of a Portfolio may be exchanged for Class A shares of another Portfolio. Class B shares of a Portfolio may be exchanged for Class B shares of another Portfolio. Class A shares and Class B shares may not be converted into shares of any other class, and no shares of any other class may be converted into Class A shares or Class B shares.

VI. Allocation of Expenses

    Expenses of each Portfolio are borne by Class A shares and Class B shares based on the net assets of the Portfolio attributable to shares of each Class. Notwithstanding the foregoing, "class expenses" shall be allocated to each Class. "Class expenses" for each Portfolio include the fees paid with respect to a Class pursuant to a Rule 12b-1 Plan and other expenses which the Trust's adviser determines are properly allocable to a particular Class. The Trust's adviser shall make such allocations in such manner and utilizing such methodology which it determines are reasonably appropriate. The adviser's determination shall be subject to ratification or approval by the Trustees. The types of expenses which the Trust's adviser may determine are properly allocable to a particular Class include the following:

     (i) printing and postage expenses related to preparing and distributing to the shareholders of a specific Class (or holders of variable contracts funded by Trust shares of such class) materials such as shareholder reports, prospectuses and proxies;
     (ii)   professional fees relating solely to such Class;
     (iii) Trustees' fees, including independent counsel fees, relating specifically to one Class; and
     (iv)   expenses associated with meetings of shareholders of a particular
            Class.

VI.  Voting Rights

     All shares of each Portfolio have equal voting rights and will be voted in the aggregate, and not by Class, except that the shares of each Class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to the arrangement of that Class and shall have separate voting rights when any matter submitted to shareholders in which the interests of one Class differ from the interests of any other Class or when voting by class is otherwise required by law.

VII. Amendments

     No material amendment to this Plan may be made unless it is first approved by a majority of both (i) the full Board of Trustees of the Trust and (ii) those Trustees who are not interested persons of the Trust, as that term is defined in the 1940 Act.

ADOPTED                       , 2001.
        ---------------------

SCHEDULE A

                                   PORTFOLIOS

[All 67 portfolios]